UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2016 (April 28, 2016)

HOLLYFRONTIER CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-03876	75-1056913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2828 N. Harwood, Suite 1300, Dallas, Texas 75201
(Address of Principal Executive Offices)

(214) 871-3555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 28, 2016, HollyFrontier Corporation (the “Company”), as borrower, Toronto Dominion (Texas) LLC, as administrative agent (the “Agent”) and each of the financial institutions party thereto as lenders, entered into a $350 million Senior Unsecured 3-Year Term Loan Agreement (the “Term Loan Agreement”).

The Term Loan Agreement has a term of three years, maturing on April 28, 2019, and is a senior unsecured term loan. Once repaid, amounts borrowed under the Term Loan Agreement may not be reborrowed. The Term Loan Agreement is available to fund general corporate purposes.

The Company may prepay all loans under the Term Loan Agreement at any time without penalty, except for payment of certain breakage and related costs. The Company must prepay amounts borrowed under the Term Loan Agreement within five business days of the Company’s receipt of net cash proceeds from the issuance of any bonds, debentures, notes or similar instruments issued after the effective date of the Term Loan Agreement.

Indebtedness under the Term Loan Agreement bears interest, at the Company’s option, at either (a) a base rate equal to the highest of the Federal Funds Effective Rate plus ½ of 1%, London Interbank Offered Rate (as adjusted for certain statutory reserve requirements) plus 1% and the prime rate (as publicly announced from time to time by the Agent), as applicable, plus an applicable margin (ranging from 0.750% to 1.500%) or (b) at a rate equal to the London Interbank Offered Rate (as adjusted for certain statutory reserve requirements) plus an applicable margin (ranging from 1.750% to 2.500%). The applicable margin is based upon the rating issued from time to time by Moody’s and S&P, as applicable, to the Company’s senior, unsecured, non-credit enhanced long-term debt.

The Term Loan Agreement imposes certain requirements, including but not limited to limitations on the Company’s ability to incur debt and liens, enter into a merger or consolidation, or sell all or substantially all of the Company’s assets. The Term Loan Agreement also contains a financial covenant that does not permit the Company’s net debt as of the last day of any fiscal quarter to exceed 65% of total capitalization as of such date.

Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants, or agreements under the Term Loan Agreement and the other loan documents, and certain defaults of other indebtedness, the administrative agent may, and at the request of lenders representing a majority of the borrowings outstanding, shall, declare any outstanding obligations under the Term Loan Agreement immediately due and payable. In addition, in the event of insolvency (as defined in the Term Loan Agreement), any outstanding obligations under the Credit Agreement shall immediately become due and payable.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

    The information set forth in Item 1.01 is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Senior Unsecured 3-Year Term Loan Agreement, dated April 28, 2016, among HollyFrontier Corporation, the lenders party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLYFRONTIER CORPORATION

	By:	/s/ Douglas S. Aron
Douglas S. Aron
Executive Vice President and Chief Financial Officer

Dated: April 28, 2016

EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.1	Senior Unsecured 3-Year Term Loan Agreement, dated April 28, 2016, among HollyFrontier Corporation, the lenders party thereto, and Toronto Dominion (Texas) LLC, as Administrative Agent.